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Exhibit 21.1


                      PRICE ENTERPRISES, INC. SUBSIDIARIES
                             AS OF SEPTEMBER 1, 1996


PRICE VENTURES, INC., a Delaware corporation, wholly-owned by Price Enterprises, Inc.


PRICE REAL ESTATE, INC., a Delaware corporation, wholly-owned by Price Enterprises, Inc.


PGT, INC. (FORMERLY PRICE GLOBAL TRADING, INC.), a Delaware corporation, wholly-owned by Price Enterprises, Inc.


PRICE GLOBAL TRADING, LLC, a Delaware limited liability company, 51% owned by PGT, Inc.


PQI, INC., (FORMERLY PRICE QUEST, INC.), a Delaware corporation, wholly-owned by Price Enterprises, Inc.


PRICE QUEST, LLC, a Delaware limited liability company, 51% owned by PQI, Inc.


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